UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2017 (August 24, 2017)

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

300 Holiday Square Blvd. Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (985) 335-1500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

ITEM 3.02 Unregistered Sale of Equity Securities
On August 24, 2017, Globalstar, Inc. entered into an agreement to issue an aggregate of 26,410,642 shares of its voting common stock, par value $0.0001 per share (the “Common Stock”) in exchange for approximately $16 million principal amount of its 8% Convertible Senior Notes issued in 2013 (the “Notes”), beneficially owned by institutional holders of the Notes. This accelerates a conversion that Globalstar believes would otherwise have been effective on or before April 1, 2018 given the conversion terms of the Notes.
Globalstar did not receive any cash proceeds as a result of the exchange of its Common Stock for the Notes, which will be retired and cancelled.
The issuance of the Common Stock as described above was made by Globalstar pursuant to the exemption from the registration requirements under Section 3(a)(9) of the Securities Act of 1933 on the basis that this offer constitutes an exchange with an existing holder of Globalstar securities and no commission or other remuneration was paid to any party for soliciting this exchange.
Globalstar will from time to time consider entering into additional exchanges of the type mentioned above on an opportunistic basis.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ James Monroe III
James Monroe III
Chairman and
Chief Executive Officer

Date: August 25, 2017

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